EXHIBIT  10.1

     On October 18, 2005 the Compensation Committee of the Board of Directors revised the employment agreements ("Agreements") for Gregory S. Wilson, Chief Financial Officer, and Kirk L. Somers, Vice President, Investor Relations, General Counsel and Secretary, which have previously been filed with the Securities and Exchange Commission. Under the Agreements, if Mr. Wilson and Mr. Somers were entitled to severance compensation, they would have received six months of severance compensation. Under the revised Agreements, if Mr. Wilson and Mr. Somers are eligible for severance compensation, they will receive twelve months of severance compensation. The Compensation Committee amended the Agreements to provide for consistent severance rights of executive officers.